SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 20, 2001

THE GOLDMAN SACHS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	No. 001-14965	No. 13-4019460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York	10004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

      On March 20, 2001, The Goldman Sachs Group, Inc. reported net earnings of US$768 million for its fiscal first quarter ended February 23, 2001. Earnings per diluted share were US$1.40 compared to US$1.50(1) for the 2000 fourth quarter and US$1.76 for the first quarter of 2000.

Business Segments

Global Capital Markets

      Net revenues in Global Capital Markets, which includes Investment Banking and Trading and Principal Investments, were US$3.31 billion, 47% higher than the fourth quarter of 2000 and slightly below the first quarter of 2000.

      Investment Banking

      Net revenues in Investment Banking were US$1.15 billion compared to US$1.22 billion for the fourth quarter of 2000 and US$1.24 billion for the first quarter of 2000.

      Net revenues in the Financial Advisory business increased 25% over the same 2000 period, principally due to mergers and acquisitions in the communications, media and entertainment, healthcare and high technology sectors. Net revenue growth was strong across all major regions. Underwriting net revenues decreased 36% compared to the same 2000 period, primarily due to a slowdown in equity new issue activity.

      The firm’s backlog declined significantly during the quarter reflecting lower equity market valuations, reduced merger activity and general market uncertainty.

      Trading and Principal Investments

      Net revenues in Trading and Principal Investments were US$2.16 billion for the quarter, a significant increase over the fourth quarter of 2000 and a 3% increase compared to the first quarter of 2000.

      Net revenues in FICC increased 11% compared to the same 2000 period, primarily due to increased customer flow and market volatility in commodities and currencies. These increases were offset by lower net revenues as a result of reduced customer flow in fixed income derivatives and mortgages.

      Equities net revenues increased 37% over the first quarter of 2000 primarily due to the contribution from SLK and strength in equity arbitrage. These increases were partially offset

(1)	Excludes a nonrecurring charge related to the firm's acquisition of Spear, Leeds & Kellogg (SLK) on October 31, 2000.

by lower net revenues from decreased secondary market activity in the firm’s European shares business compared to an exceptionally strong first quarter of 2000.

      Principal Investments experienced negative net revenues in the first quarter, due to unrealized losses on the firm’s merchant banking investments in the high technology and telecommunications sectors, partially offset by real estate disposition gains.

Asset Management and Securities Services

      Asset Management and Securities Services net revenues were US$1.43 billion, an increase of 22% compared to both the prior quarter and same prior year period.

      Asset Management net revenues were 20% higher than last year’s first quarter, primarily reflecting a 12% increase in average assets under management. Strong net inflows were partially offset by declines in asset values due to depreciation in global equity markets.

      Securities Services net revenues increased 18% over the same 2000 period, primarily due to the inclusion of SLK’s securities and margin lending business, as well as increased spreads in the firm’s fixed income matched book.

      Commissions increased 24% compared to the same period last year, due to the contribution from SLK’s clearing and execution business and increased customer flow in equity derivatives. These increases were partially offset by decreased activity in the firm’s global shares businesses.

Expenses

      Operating expenses were US$3.47 billion, 15% above first quarter 2000, primarily reflecting the inclusion of SLK expenses. Compensation and benefits increased 5% commensurate with higher net revenue levels. The ratio of compensation and benefits to net revenues was 50%.

      Non-compensation-related expenses were US$976 million, 49% above the same 2000 period, primarily due to inclusion of SLK expenses, as well as incremental costs associated with the firm’s growth during fiscal 2000.

      The effective tax rate for the first quarter of 2001 was 39% compared to 40% for the first quarter of 2000.

Capital

      As of February 23, 2001, total capital was US$48.22 billion, consisting of US$17.44 billion in shareholders’ equity and US$30.78 billion in long-term debt. Book value per share was US$33.93, based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 514.0 million at period end. The firm repurchased approximately 3.4 million shares of its common stock during the quarter.

Dividend

      The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of US$0.12 per share to be paid on May 24, 2001, to common shareholders of record on April 24, 2001.

Cautionary Note Regarding Forward-Looking Statements

      Statements in this Current Report on Form 8-K may constitute “forward-looking statements”. These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and factors that would affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2000.

      Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect our investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2000.

The Goldman Sachs Group, Inc. and Subsidiaries
Business Segment Net Revenues
 (unaudited)
($ in millions)

	Three Months Ended			% Change From

	February 23,	November 24,	February 25,	November 24,	February 25,
	2001	2000	2000	2000	2000

Global Capital Markets

Financial Advisory	$730	$624	$583	17%	25%

Underwriting	415	596	653	(30)	(36)

Investment Banking	$1,145	$1,220	$1,236	(6)	(7)

FICC	$1,125	$482	$1,016	133	11

Equities	1,176	782	858	50	37

Principal Investments	(140)	(239)	214	N.M.	N.M.

Trading and Principal Investments	$2,161	$1,025	$2,088	111	3

Total Global Capital Markets	$3,306	$2,245	$3,324	47	(1)

Asset Management and Securities Services

Asset Management	$368	$358	$306	3%	20%

Securities Services	281	216	238	30	18

Commissions	778	596	625	31	24

Total Asset Management and Securities Services	$1,427	$1,170	$1,169	22	22

Total net revenues	$4,733	$3,415	$4,493	39	5

* * *

Assets Under Supervision
 (unaudited)
($ in millions)

	As of			% Change From

	February 28,	November 30,	February 29,	November 30,	February 29,
	2001	2000	2000	2000	2000

Assets under management	$300,340	$293,842	$279,617	2%	7%

Other client assets	183,903	197,876	272,991	(7)	(33)

Total assets under supervision (1)	$484,243	$491,718	$552,608	(2)	(12)

(1)	Substantially all assets under supervision are valued as of calendar month end.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
 (unaudited)

	Three Months Ended			% Change From

	February 23,	November 24,	February 25,	November 24,	February 25,
	2001	2000	2000	2000	2000

	(in millions, except per share
	amounts and employees)
Revenues

Global capital markets

Investment banking	$1,131	$1,208	$1,230	(6)%	(8)%

Trading and principal investments	2,066	985	2,096	110	(1)

Asset management and securities services	1,168	979	944	19	24

Interest income	5,137	4,817	3,694	7	39

Total revenues	9,502	7,989	7,964	19	19

Interest expense	4,769	4,574	3,471	4	37

Revenues, net of interest expense	4,733	3,415	4,493	39	5

Operating expenses

Compensation and benefits	2,367	1,186	2,247	100	5

Nonrecurring acquisition awards	—	290	—	N.M.	N.M.

Amortization of employee initial public offering and acquisition awards	131	114	111	15	18

Brokerage, clearing and exchange fees	195	154	129	27	51

Market development	124	163	106	(24)	17

Communications and technology	153	131	93	17	65

Depreciation and amortization	134	140	94	(4)	43

Amortization of goodwill and other intangible assets	62	24	7	158	N.M.

Occupancy	160	128	95	25	68

Professional services and other	148	175	132	(15)	12

Total non-compensation expenses	976	915	656	7	49

Total operating expenses	3,474	2,505	3,014	39	15

Pre-tax earnings	1,259	910	1,479	38	(15)

Provision for taxes	491	309	592	59	(17)

Net earnings	$768	$601	$887	28	(13)

Net earnings excluding nonrecurring acquisition awards	$768	$781	$887	(2)	(13)

Earnings per share

Basic	$1.49	$1.23	$1.83	21	(19)

Diluted	1.40	1.16	1.76	21	(20)

Diluted (excluding nonrecurring acquisition awards)	1.40	1.50	1.76	(7)	(20)

Average common shares outstanding

Basic	515.4	488.3	484.6	6	6

Diluted	548.6	519.7	505.4	6	9

Employees at period end (1)	23,050	22,627	15,667	2	47

Ratio of compensation and benefits to revenues, net of interest expense	50%	35%	50%

(1)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)

Date: March 20, 2001	By: /s/ Dan H. Jester Name: Dan H. Jester Title: Treasurer